Exhibit 10.5

CONSENT AND AGREEMENT

This CONSENT AND AGREEMENT (this “Consent”), dated as of July 31 , 2012, among Gavilon, LLC, a Delaware limited liability company, Gavilon Ingredients, LLC, a Delaware limited liability company (“Gavilon Ingredients” and, together with Gavilon, LLC, the “Consenting Parties”), ABE South Dakota, LLC (f/k/a Heartland Grain Fuels, L.P.), a Delaware limited liability company (the “Borrower”), and Portigon AG, New York Branch (f/k/a WestLB AG, New York Branch), as collateral agent (together with its successors in such capacity, the “Collateral Agent”) for the lenders that are or from time to time may become a party to the Credit Agreement (collectively, the “Lenders”) and for the other senior secured parties referred to in the Credit Agreement.

RECITALS

WHEREAS, the Borrower owns and operates two ethanol production facilities located in Aberdeen, South Dakota, one with a nameplate capacity of approximately nine million gallons-per-year (the “Aberdeen I Plant”) and one with a nameplate capacity of approximately forty million gallons-per-year which also includes a corn oil extraction system (such system, the “COES Project”; such facility, the “Aberdeen II Plant”), and one ethanol production facility located in Huron, South Dakota with a nameplate capacity of approximately thirty million gallons-per-year (the “Huron Plant” and, together with the Aberdeen I Plant and the Aberdeen II Plant, the “Project”);

WHEREAS, pursuant to that certain Amended and Restated Senior Credit Agreement, dated as of June 16, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, each of the Lenders from time to time party thereto (the “Lenders”), Portigon AG, New York Branch (f/k/a WestLB AG, New York Branch), as administrative agent (together with its successors in such capacity, the “Administrative Agent”) and the Collateral Agent, the Lenders have made loans to, and for the benefit of, the Project (the “Loans”);

WHEREAS, Gavilon, LLC and the Borrower have entered into (a) that certain Ethanol Marketing Agreement, dated as of May 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, the (“Ethanol Marketing Agreement”), (b) that certain Rail Car Sublease Agreement, dated September 23, 2010 (as amended by the First Amendment of Rail Car Sublease, dated as of January 25, 2012, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Original Railcar Sublease”) and (c) that certain Rail Car Sublease Agreement, dated May 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “New Railcar Sublease” and, together with the Original Railcar Sublease, the “Railcar Subleases”);

WHEREAS, Gavilon Ingredients and the Borrower have entered into that certain Distiller’s Grains Marketing Agreement, dated as of May 4, 2012 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Distiller’s Grains Marketing Agreement” and, together with the Ethanol Marketing Agreement and the Railcar Subleases, the “Assigned Agreements”);

WHEREAS, as security for the Loans and all other obligations under the Credit Agreement, the Borrower has assigned all of its right, title and interest in, to and under, and granted a security interest in, the Assigned Agreements to the Collateral Agent pursuant to the Amended and Restated Assignment and Security Agreement, dated as of June 16, 2010, between the Borrower and Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”); and

WHEREAS, as security for the Loans and all other obligations under the Credit Agreement, ABE Heartland, LLC has collaterally assigned all of its right, title and interest in the Borrower, and all of the Equity Interests of the Borrower related thereto, to the Collateral Agent pursuant to the Amended and Restated Pledge and Security Agreement, dated as of June 16, 2010, between the Borrower and Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”); and

WHEREAS, it is a requirement under the Credit Agreement that the Consenting Parties execute and deliver this Consent.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1.	CONSENT TO ASSIGNMENT, ETC.

(a) Consent to Assignment. The Consenting Parties (i) acknowledge that Collateral Agent and the Lenders have entered into the Credit Agreement and have made the Loans (ii) consent in all respects to the pledge and assignment to Collateral Agent of all of the Borrower’s right, title and interest (subject to Borrower’s obligations) in, to and under the Assigned Agreements pursuant to the Security Agreement and the pledge and collateral assignment of shares in the Borrower pursuant to the Pledge Agreement and (iii) acknowledge the right, but not the obligation, of Collateral Agent or Collateral Agent’s designee, in the exercise of Collateral Agent’s rights and remedies under the Security Agreement, to make all demands, give all notices, take all actions and exercise all rights of the Borrower (subject to Borrower’s obligations) in accordance with the Assigned Agreements, and agree that in such event the Consenting Parties shall continue to perform their respective obligations under the Assigned Agreements.

(b) Substitute Owner. The Consenting Parties agree that, if Collateral Agent notifies the Consenting Parties that an event of default under the Credit Agreement has occurred and is continuing and that Collateral Agent has exercised its rights (i) to have itself or its designee, reasonably acceptable to Consenting Party, substituted for the Borrower under one or more of the Assigned Agreements or (ii) to sell, assign, transfer or otherwise dispose of one or more of the Assigned Agreements to a third party, reasonably acceptable to each Consenting Party party thereto, then Collateral Agent, Collateral Agent’s designee or such third party (a “Substitute Owner”) shall be substituted for the Borrower under each such Assigned Agreement and, in such event, each Consenting Party party thereto will continue to perform its obligations under each such Assigned Agreement in favor of the Substitute Owner and the Substitute Owner will perform and fulfill all of the obligations of Borrower under each such Assigned Agreement; provided that any Substitute Owner shall be deemed to be acceptable to each such Consenting Party if such Consenting Party does not object to such proposed Substitute Owner within fourteen (14) business days following delivery of written notice thereof to such Consenting Party. The proposed Substitute Owner shall promptly provide each such Consenting Party with all financial and commercial information reasonably requested by such Consenting Party in order to evaluate the proposed Substitute Owner’s ability to perform under the applicable Assigned Agreement(s). The failure of the proposed Substitute Owner to promptly provide each such Consenting Party with the requested financial and commercial information shall constitute reasonable grounds for such Consenting Party to object to the proposed Substitute Owner.

(c) Right to Cure. (i) The Consenting Parties shall not claim prevention or interference with performance of their respective obligations under the Assigned Agreements, nor shall any of the Consenting Parties exercise any right it may have under any of the Assigned Agreements, at law or in equity, to cancel, suspend or terminate such Assigned Agreement or any of its obligations under such Assigned Agreement, as the result of any default or other action or omission of the Borrower in the performance of any of its obligations under such Assigned Agreement, or upon the occurrence or non-occurrence of any event or condition under such Assigned Agreement that would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable such Consenting Party to terminate or suspend its obligations or exercise any other right or remedy under such Assigned Agreement or under applicable law (hereinafter an “Assigned Agreement Default”), until it first gives prompt written notice of such Assigned Agreement Default to the Collateral Agent . The Senior Secured Parties shall have the same right to cure such Assigned Agreement Default as is available to the Borrower, and such cure period shall commence upon the Collateral Agent’s receipt of notice under this Section 1(c). If such Assigned Agreement Default is timely cured as required under the applicable Assigned Agreement in accordance with the time period provided for in this Section 1(c), the Consenting Party party to such Assigned Agreement will continue to perform its obligations under such Assigned Agreement.

(i) No cancellation, suspension or termination of an Assigned Agreement by a Consenting Party, or any other actions taken by a Consenting Party under an Assigned Agreement, shall be binding upon Collateral Agent without the notice and cure period specified in this Section 1(c). Any dispute that may arise under an Assigned Agreement notwithstanding, the Consenting Party shall continue performance under such Assigned Agreement and resolve any dispute without discontinuing such performance until the lapse of the notice and cure period specified in this Section 1(c).

(d) No Replacement Agreement. In the event that one or more of the Assigned Agreements is rejected or otherwise terminated as a result of any bankruptcy or insolvency proceeding affecting the Borrower, the Consenting Party party thereto will, at the option of Collateral Agent, enter into a new agreement or agreements (as the case may be) with Collateral Agent or any Substitute Owner (or its transferee or other nominee that owns or leases the Project)

having identical commercial terms (with only conforming changes to reflect the new party and other similar details) as such Assigned Agreement(s); provided that (i) the Collateral Agent or any Substitute Owner (or its transferee or nominee) has been accepted or deemed accepted by such Consenting Party as provided for in Section 1(b) and (ii) the request for each replacement agreement is made within 45 days following the rejection or termination of the applicable Assigned Agreement.

(e) Limitation of Liability. The Consenting Parties acknowledge and agree that none of Collateral Agent, Collateral Agent’s designee or the Lenders shall have any liability or obligation under the Assigned Agreements as a result of this Consent, the Security Agreement or otherwise, nor shall Collateral Agent, Collateral Agent’s designee or the Lenders be obligated or required to (i) perform any of the Borrower’s obligations under any of the Assigned Agreements, except, in the case of Collateral Agent or Collateral Agent’s designee, during any period in which Collateral Agent or Collateral Agent’s designee (A) is taking actions or exercising rights of the Borrower pursuant to Section 1(a) or (B) is a Substitute Owner pursuant to Section 1(b), whereupon in either case the obligations of such Substitute Owner shall be no more than those of the Borrower under such Assigned Agreement, or (ii) take any action to collect or enforce any claim for payment assigned under the Security Agreement.

(f) Delivery of Notices. Each Consenting Party shall deliver to Collateral Agent, concurrently with the delivery thereof to the Borrower, a copy of each notice of default given by such Consenting Party pursuant to each of the Assigned Agreements to which it is a party.

(g) Acknowledgments. Each Consenting Party agrees to execute such acknowledgments or other similar instruments as Collateral Agent may reasonably request in connection with the transactions contemplated by this Consent.

2.	PAYMENTS UNDER THE ASSIGNED AGREEMENTS

(a) Payments. Each Consenting Party will pay all amounts payable by it (if any) under each Assigned Agreement to which it is a party in lawful money of the United States of America, in immediately available funds, directly into the account specified on Exhibit A hereto, or to such other person or account as may be specified from time to time by Collateral Agent to such Consenting Party in writing.

(b) Assignment of Claims. If Collateral Agent makes any payment to a Consenting Party pursuant to this Consent or an Assigned Agreement originally required to be made by the Borrower, such Consenting Party shall, within ten (10) days after receipt of written request therefor, execute and deliver to Collateral Agent an assignment of such Consenting Party’s claims against the Borrower for such payment in form and substance reasonably satisfactory to Collateral Agent.

3.	REPRESENTATIONS AND WARRANTIES OF THE CONSENTING PARTY

Each Consenting Party makes the following representations and warranties, which shall survive the execution and delivery of this Consent and each Assigned Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby. For purposes of this Section 3, “the best of the Consenting Party’s knowledge” means the Consenting Party’s knowledge after due inquiry.

(a) Organization; Power and Authority. Each Consenting Party is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified, authorized to do business and in good standing in every jurisdiction in which the nature of its business requires it to be so qualified, including South Dakota (i.e., where the failure to be so qualified would result in a material adverse effect on the ability of the Consenting Party to perform its obligations under this Consent or the Assigned Agreements to which it is a party), and has all requisite power and authority to enter into and to perform its obligations under this Consent and each Assigned Agreement to which it is a party, and to carry out the terms hereof and thereof and the transactions contemplated hereby and thereby.

(b) Authorization. The execution, delivery and performance by the Consenting Party of this Consent and each Assigned Agreement to which it is a party have been duly authorized by all necessary corporate action on the part of the Consenting Party and do not require any approval or consent of any holder (or any trustee for any holder) of any indebtedness or other obligation of (i) the Consenting Party or (ii) any other person or entity, except approvals or consents which have previously been obtained or the absence of which will have no material adverse effect on the Consenting Party’s ability to perform under any of such Assigned Agreements.

(c) Execution and Delivery; Binding Agreements. Each of this Consent and the Assigned Agreements to which it is a party is (with respect to the Consenting Party) in full force and effect, has been duly executed and delivered on behalf of the Consenting Party and constitutes the legal, valid and binding obligation of the Consenting Party, enforceable against the Consenting Party in accordance with its terms except as the enforceability hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(d) Litigation. There is no litigation, action, suit, proceeding or written investigation pending or (to the best of the Consenting Party’s knowledge) threatened against the Consenting Party which, if adversely determined, individually or in the aggregate, could have a material adverse effect on the ability of the Consenting Party to perform its obligations under this Consent or the Assigned Agreements to which it is a party.

(e) Compliance with Other Instruments, etc. The execution, delivery and performance by the Consenting Party of this Consent and the Assigned Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not result in any material violation of, breach of or default under any term of its certificate of incorporation or by laws, or of any contract or agreement to which it is a party or by which it or its property is bound, or of any license, permit, franchise, judgment, writ, injunction, decree, order, charter, law, ordinance, rule or regulation applicable to it.

(f) Government Consent. Except for any STB filings for the Railcar Subleases, no consent, order, authorization, waiver, registration, declaration or filing with, or any other approval of, any person, board or body, public or private is required to be obtained by the Consenting Party in connection with the execution, delivery or performance of this Consent and the Assigned Agreements to which it is a party or the consummation of the transactions contemplated thereunder, other than those that have been obtained or the absence of which will have no material adverse effect on the Consenting Party’s ability to perform under such Assigned Agreements.

(g) No Default or Amendment. Neither the Consenting Party nor, to the best of the Consenting Party’s knowledge, Borrower is in default of any of its obligations under the Assigned Agreements to which they are both parties and no party has claimed force majeure as an excuse for performance or experienced circumstances that could form the basis for a claim of force majeure. The Consenting Party has no existing counterclaims, offsets or defenses against the Borrower. The Consenting Party and, to the best of the Consenting Party’s knowledge, Borrower have complied with all conditions precedent to the respective obligations of such party to perform under the Assigned Agreements to which they are both parties. To the best of the Consenting Party’s knowledge, no event or condition exists that would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable either the Consenting Party or the Borrower to terminate or suspend its obligations (or the performance of such obligations) under the any of the Assigned Agreements. Except as described in the recitals hereto, the Assigned Agreements to which such Consenting Party is a party have not been amended, modified or supplemented in any manner.

(h) No Previous Assignments. The Consenting Party has no notice of, and has not consented to, any previous assignment of all or any part of its right, title or interest in, to or under the Assigned Agreement to which it is a party.

4.	MISCELLANEOUS

(a) Applicable Law; Submission to Jurisdiction. (i) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF (OTHER THAN SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW AND ANY SUCCESSOR STATUTE THERETO).

(i) Any legal action or proceeding with respect to this Consent and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Consent, each of the Consenting Parties, the Borrower and Collateral Agent hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof.

(ii) Each of the Consenting Parties and the Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Consenting Party or the Borrower, as the case may be, at its notice address provided pursuant to Section 4(c) hereof.

(b) Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONSENT.

(c) Notices. All notices and other communications hereunder shall be in writing, shall be deemed given upon receipt thereof by the party or parties to whom such notice is addressed, shall be sent by first class mail, by personal delivery, by a nationally recognized courier service or by facsimile (subject to electronic confirmation), and shall be directed as follows:

If to Gavilon, LLC:	Gavilon, LLC
Eleven ConAgra Drive
Omaha, Nebraska 68102-5011
	Attention:	Senior Director, Renewable Fuels
	Telephone:	(402) 889-4300
	Fax:	(402) 221-0228

With a copy to:

Gavilon, LLC
Eleven ConAgra Drive, STE 11-160
Omaha, Nebraska 68102
	Attention:	Legal Department
	Telephone:	(402) 889-4027
	Fax:	(402) 221-0228

If to Gavilon Ingredients:	Gavilon Ingredients, LLC
Eleven ConAgra Drive
Omaha, Nebraska 68102-5011
	Attention:	Senior Director, Renewable Fuels
	Telephone:	(402) 889-4300
	Fax:	(402) 221-0228

With a copy to:

Gavilon, LLC
Eleven ConAgra Drive, STE 11-160
Omaha, Nebraska 68102
	Attention:	Legal Department
	Telephone:	(402) 889-4027
	Fax:	(402) 221-0228

If to the Borrower:	ABE South Dakota, LLC
8000 Norman Center Drive, Suite 610
Bloomington, MN 55437
	Attention:	Richard Peterson
	Telephone:	(763) 226-2709
	Fax:	(763) 226-2725

With a copy to:

Lindquist & Vennum, P.L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
	Attention:	Stanley J. Duran
	Telephone:	612-371-3285
	Fax:	612-371-3207

If to the Collateral Agent:	Portigon AG, New York Branch
7 World Trade Center
250 Greenwich Street
New York, NY 10007
	Attention:	Thomas Brensic
	Telephone:	(212) 597-1153
	Fax:	(212) 597-1490

The above parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices or other communications shall be sent.

(d) Amendment, Waiver. Neither this Consent nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the Consenting Parties and the Collateral Agent.

(e) No Waiver; Remedies Cumulative. The waiver of any right, breach or default under this Consent by any party must be made specifically and in writing. No failure or delay on the part of Collateral Agent in exercising any right, power or privilege hereunder and no course of dealing between the Consenting Party and Collateral Agent shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other exercise, or the further exercise, of any other right, power or privilege hereunder. No notice to or demand upon any party will entitle such party to any further, subsequent or other notice or demand in similar or any other circumstances. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that Collateral Agent would otherwise have.

(f) Counterparts. This Consent may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Consent by telecopy or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Consent.

(g) Headings Descriptive. The headings of the several sections and subsections of this Consent are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Consent.

(h) Severability. In case any provision in or obligation under this Consent shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(i) Successors and Assigns. This Consent shall be binding upon the parties hereto and their permitted successors and assigns and shall inure to the benefit of the parties, their designees and their respective permitted successors and assigns; provided, however, that no party or its respective successor or assign shall assign any of its interest in this Consent except in connection with an assignment of its interest in each of the Assigned Agreements to which it is a party and then only to the same person(s) or entity(ies) to which its interest in such Assigned Agreement(s) is so assigned.

(j) Survival. All agreements, statements, representations and warranties made by each Consenting Party herein shall be considered to have been relied upon by Collateral Agent and the Lenders and shall survive the execution and delivery of this Consent.

(k) Further Assurances. The parties hereto hereby agree to execute and deliver all such instruments and take all such action as may be necessary to effectuate fully the purposes of this Consent.

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IN WITNESS WHEREOF, each of the Consenting Parties, the Borrower and the Collateral Agent have caused this Consent to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

GAVILON, LLC, as Consenting Party

By:	/s/ Robert Wagner
Name:	Robert Wagner
Title:	VP Risk Control Officer

GAVILON INGREDIENTS, LLC, as Consenting Party

By:	/s/ Robert Wagner
Name:	Robert Wagner
Title:	VP Risk Control Officer

ABE SOUTH DAKOTA, LLC as Borrower

By:	/s/ Richard Peterson
Name:	Richard Peterson
Title:	CEO

PORTIGON AG, NEW YORK BRANCH, as Collateral Agent

By:	/s/ David Pascual
Name:	David Pascual
Title:	Executive Director

By:	/s/ Lars Lemke
Name:	Lars Lemke
Title:	Managing Director

Exhibit A

to Consent

PAYMENT INSTRUCTIONS

Amarillo National Bank, account no. 129615, entitled Revenue Account, ABA #111300958.